UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 8, 2005

Cholestech Corporation

(Exact name of registrant as specified in its charter)

California	000-20198	94-3065493

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3347 Investment Boulevard
Hayward, California 94545
(Address of principal executive offices, including zip code)

(510) 732-7200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

     On June 8, 2005, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Cholestech Corporation (“Cholestech”) approved the terms of the 2006 Management Incentive Bonus Plan (the “Plan”). The Plan applies to certain executive officers and key employees of Cholestech and sets forth certain financial performance objectives for Cholestech in fiscal year 2006 and variable bonus payments to participating executive officers and key employees for achievement of individual based performance targets.

     The funding of the Plan is dependent on Cholestech’s achievement of two financial performance objectives: earnings per share (which is weighted 70%) and sales revenues (which is weighted 30%). The bonus payout calculation is based on certain percentage achievements of such objectives by Cholestech weighted by certain percentage allocations for achievement of the respective earnings per share and sales revenues objectives. The maximum aggregate amount payable under the Plan is approximately $2.2 million.

     Individual payouts under the Plan for executive officers are based on the achievement of specific individual based performance targets. Under the terms of the Plan, the Committee approved defined performance measures for the following Section 16 officers: Warren Pinckert, President, Chief Executive Officer and Director; John Glenn, Vice President of Finance, Chief Financial Officer and Secretary; Barbara McAleer, Vice President of Quality and Regulatory Affairs; Kenneth Miller, Vice President of Sales and Marketing; Terry Wassman, Vice President of Human Resources; Donald Wood, Vice President of Operations; and Thomas Worthy, Vice President of Development and Regulatory Affairs.

     The bonus payout under the Plan will be calculated at the end of fiscal year 2006 and paid out in approximately in June 2006 based on payroll cycles. Moreover, each of the executive officers named above must remain employed through the end of the fiscal year in order to be eligible for any bonus for the fiscal year.

     The Plan is effective for fiscal year 2006 and may be changed and modified at the discretion of the Committee and Board.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHOLESTECH CORPORATION
By:	/s/ John F. Glenn
John F. Glenn
Vice President of Finance and Chief Financial Officer

Date: June 14, 2005